Exhibit 4.3

WARRANT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY OR SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH COUNSEL IS OF THE OPINION THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING THE REGISTRATION OF SUCH SECURITY OR SECURITIES UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

ENPHASE ENERGY, INC.

COMMON STOCK PURCHASE WARRANT

Issue Date:	March 4, 2010	100,000 Shares
Expiration Date:	December 31, 2012

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, receipt of which is hereby acknowledged, MS Solar Solutions, Corp. or its assigns (each, a “Holder”) is entitled to purchase up to one-hundred-thousand (100,000) fully paid and nonassessable shares of Common Stock, $0.00001 par value per share (the “Shares”), but in any event not more than 4.9% of the issued and outstanding Shares, of Enphase Energy, Inc. (the “Company”), a Delaware corporation, at the initial exercise price per Share of $0.50 (the “Warrant Price”) as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE

1.1 Method of Exercise.

(a) In the event Holder has purchased at least 200,000 micro-inverters from the Company within 24 months from the Issue Date (the “Completion Vesting Date”), then at any time before 5:00 p.m. Eastern time on the date that is 12 months after the Completion Vesting Date, Holder may exercise this Warrant in whole or in part by surrendering this Warrant and delivering to the principal office of the Company a duly executed Notice of Exercise in substantially the form attached as Appendix 1 and a check for the Warrant Price multiplied by the number of Shares being purchased.

(b) Notwithstanding anything to the contrary in this Warrant, in the event that Holder has purchased at least 100,000 micro-inverters, but less than 200,000 micro-inverters, as of the date of a Change of Control of Company (the “Change of Control Vesting Date”), then at any time before 5:00 p.m. Eastern time on the date that is 12 months after the Change of Control Vesting Date, Holder may exercise this Warrant on a pro-rata basis, based on the number of micro-inverters purchased by Holder as of the Change of Control Vesting Date. As a non-limiting example, if Holder has purchased 150,000 micro-inverters (i.e., 75% of 200,000 units) at the Change of Control Vesting Date, Holder may exercise this Warrant to purchase all or a portion of 75,000 shares (i.e., 75% of 100,000 shares). The Company shall notify Holder of a Change of Control within 3 business days from the date of such Change of Control. A “Change of Control” shall mean the closing of any merger, consolidation or other transaction, or series of transactions pursuant to which, in the aggregate, 50% or more of the voting power of the outstanding capital stock of the Company, or all or substantially all of the assets of the Company, shall have been sold, leased, transferred, conveyed, licensed or otherwise disposed to any third party.

The Company and Holder understand and acknowledge that certain of the Company’s products (e.g., Twin-Pack) contain two micro-inverters in each Product purchased. In such case, a purchase of one module (e.g., Twin-Pack) shall count as the purchase of two micro-inverters.

1.2 Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant in substantially identical form representing the Shares not so acquired.

1.3 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant a new warrant in substantially identical form.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Reclassification, etc. In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of shareholders eligible to receive) shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property by way of spin-off, split up, reclassification, recapitalization or similar corporate rearrangement, other than additional shares of Common Stock issued as a stock dividend or in a stock-split or combination of shares (adjustments in respect of which are provided for in Section 2.3), then and in each such case the Holder, on the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property that such Holder would hold on the date of such exercise if on the date hereof he had been the holder of record of the number of Shares called for on the face of this Warrant and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Shares and all such other or additional stock and other securities, cash and property receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period by Sections 2.2 and 2.3.

2.2 Adjustment for Reorganization, Consolidation, Merger, etc.

2.2.1 In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other entity, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be (but not after the Expiration Date), the Holder shall receive, in lieu of the Shares issuable on such exercise before such consummation or effective date, the stock and other securities and property to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately before such date, all subject to further adjustment thereafter as provided in Sections 2.1 and

The provisions of this Section 2.2.1 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company and Holder. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interest of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

2.2.2 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in Section 2.2.1, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant.

2.3 Adjustment Upon Extraordinary Events. In the event that the Company shall (a) issue additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, in each such event, the Warrant Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event and the product so obtained shall thereafter be the Warrant Price then in effect. The Warrant Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 2.3. Holder shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive that number of shares of Common Stock determined by multiplying the number of Shares that would otherwise (but for the provisions of this Section 2.3) be issuable on such exercise by a fraction of which (i) the numerator is the Warrant Price that would otherwise (but for the provisions of this Subsection 2.3) be in effect, and (ii) the denominator is the Warrant Price in effect on the date of such exercise.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share on the date of exercise.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price and/or number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of an officer of the Company setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares that may be issued upon the exercise of the purchase right represented by this Warrant, and all securities shall, upon issuance in accordance with the terms of this Warrant, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer under applicable federal and state securities laws.

3.2 Reservation of Stock, etc., Issuable on Exercise of Warrants. The Company shall at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, all shares of Common Stock from time to time issuable on such exercise.

3.3 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any class of its securities, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights or securities; (c) to effect any reorganization, reclassification or recapitalization of the common stock or any other security; or (d) to merge of consolidate with or into any other entity, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 5 days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (2) in the case of the matters referred to in (c) and (d) above at least 5 days’ prior written notice of the date when the same will take place. In the case the Company consummates the matter referred to in (d) above before the Warrant is exercised, the Company shall reserve cash sufficient to fulfill its obligations to Holder under Section 2.2.

ARTICLE 4. COVENANTS OF THE HOLDER.

4.1 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. The Holder hereby agrees that it shall not, to the extent requested by the managing underwriter of securities of the Company, sell or otherwise transfer or dispose of any Shares or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act of 1933, as amended; provided however that, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and Rule 2711(f)(4) thereof applies, then the managing underwriter may require by written notice that the restrictions imposed by this Section 4.1 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred and fifteen (215) days after the effective date of the registration statement.

(b) Limitations. The obligations described in subsection 4.1(a):

(i) apply only to the Company’s initial public offering;

(ii) will not apply unless all executive officers and directors of the Company then holding Common Stock of the Company and all stockholders then holding in the aggregate at least 1% of the total equity of the Company, enter into substantially identical agreements; and

(iii) will not apply to any shares purchased pursuant to such registration statement by a Holder.

(c) Further Assurances. The Holder further agrees to enter into any agreement that is consistent with this Section 4.1 and reasonably required by the underwriters to implement this Section 4.1 within any reasonable timeframe so requested.

ARTICLE 5. MISCELLANEOUS.

5.1 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY OR SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH COUNSEL IS OF THE OPINION THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING THE REGISTRATION OF SUCH SECURITY OR SECURITIES UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

5.2 Transfers. Subject to the restrictions on transfer provided for under applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred by the Holder in whole or in part upon the books of the Company by Holder, and a new Warrant or Warrants, of the same tenor as this Warrant bur registered in the name of the transferee or transferees shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company.

5.3 No Rights as Stockholder. Except as provided herein, this Warrant does not entitle the Holder to any voting rights as a stockholder of the Company prior to the exercise of this Warrant.

5.4 Notices. Unless otherwise provided, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier or electronic mail (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or upon receipt from overnight courier service, with fees prepaid and addressed to the party to be notified, or five (5) days after deposit with the United States Post

Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties in the manner set forth in this Section 5.4.

5.5 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6 Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’s fees.

5.7 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.8 Automatic Termination. This Warrant shall automatically terminate and no longer be exercisable in the event (a) the Holder fails to purchase at least 200,000 micro-inverters from Company within 24 months from the Issue Date, (b) the Holder fails to purchase at least 100,000 micro-inverters from Company as of the date of a Change of Control, or (c) that Holder fails to exercise this Warrant within 12 months from the Completion Vesting Date or the Change of Control Vesting Date, as applicable. The Expiration Date shall be extended to the extent required permit the exercise of this Warrant during the 12-month time period referenced in clause (c) of the previous sentence.

COMPANY

ENPHASE ENERGY, INC.

By:	/s/ Sanjeev Kumar
	Name:	Sanjeev Kumar
	Title:	CFO

APPENDIX 1

NOTICE OF EXERCISE

The undersigned hereby elects to purchase                  shares of the Common Stock of Enphase Energy, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

(Date)